Exhibit 10.67
THOMAS PROPERTIES GROUP, INC. 2011 PHANTOM SHARE PLAN
EFFECTIVE AS OF MARCH 1, 2011

1.	PURPOSE.

The purpose of this Thomas Properties Group, Inc. 2011 Phantom Share Plan is to reward and retain senior executive officers of Thomas Properties Group, Inc. and its Affiliates and Subsidiaries. This Plan is an incentive award plan that pays cash or, if the stockholders of the Company approve and authorize the issuance of sufficient equity to settle awards under this Plan, Common Shares to Grantees generally while they are still employed with the Company. This Plan is neither a welfare plan nor a pension plan and, thus, is not governed by the Employee Retirement Income Security Act of 1974, as amended (ERISA).

2.	DEFINITIONS.

Capitalized terms used in this Plan shall have the meanings set forth in the Equity Incentive Plan except as otherwise expressly provided herein. Additional capitalized terms shall have the meaning provided in this Section 2 or set forth in Section 4.

(a)	“Actual Vesting Date” shall have the meaning set forth in Section 4(c).

(b)	“Anniversary Date” means an anniversary of the Grant Date.

(c)	“Annual Return” means the annual total stockholder return (stock price plus dividends) for the Company during the 12-month period immediately preceding an applicable Anniversary Date.

(d)
“Authorization Date” means the first date on which the stockholders of the Company, pursuant to the Equity Incentive Plan, have both (i) approved the settlement of all outstanding Grants of Phantom Shares awarded under this Plan in Common Shares and (ii) authorized additional Common Shares under the Equity Incentive Plan in an amount equal to (x) a sufficient number of Common Shares required to settle all outstanding Grants of Phantom Shares awarded under this Plan, plus (y) 750,000 Common Shares.

(e)
“Dividend Equivalent Right” means a right to receive an amount equal to the aggregate amount of dividends, if any, paid to the Company's shareholders on one Common Share where the record date(s) for such dividends occurred during the period from the Grant Date through and including the day immediately preceding the date cash or Common Shares are distributed to a Grantee to settle Phantom Shares pursuant to Section 7.

(f)	“Equity Incentive Plan” means the Thomas Properties Group, Inc. 2004 Equity Incentive Plan, as amended from time to time, or any successor thereto.

(g)	“Grant” means the award of Phantom Shares under this Plan, as evidenced by a Grant Agreement.

(h)
“Grant Agreement” means the written agreement between the Company and a Grantee describing the number of Phantom Shares awarded and any other terms and conditions of the Grant that are additional to those described in this Plan.

(i)	“Grant Date” means the date specified by the Board on which a Grant shall become effective (which date shall not be earlier than the date on which the Board takes action with respect thereto).

(j)	“Grantee” means a senior executive officer of the Company selected by the Board to receive a Grant Agreement under this Plan.

(k)	“Phantom Share” means a phantom interest in a Common Share of the Company that is awarded to a Grantee as provided in this Plan.

(l)	“Phantom Share Value” means the value of a Phantom Share as of a particular date based on the Fair Market Value of a Common Share on such date.

(m)	“Plan” means this Thomas Properties Group, Inc. 2011 Phantom Share Plan, effective as of March 1, 2011, and as amended from time to time.

(n)	“Scheduled Vesting Date” means the date that a Phantom Share would vest under Section 4(a) or Section 4(b), as applicable, absent any delay in vesting pursuant to Section 4(c).

(o)
“Short-Term Deferral Deadline” means, with regard to any Phantom Share, the later of: (i) the fifteenth day of the third month following Grantee's first taxable year in which such Phantom Share is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such Phantom Share is no longer subject to a substantial risk of forfeiture, in each case, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder.

(p)	“Threshold Percent” means twelve percent (12%).

3.	PARTICIPATION; AWARD OF PHANTOM SHARES

The Board may, upon such terms and conditions as it may determine consistent with this Plan, authorize Grants to be made to those senior executive officers that it designates in its sole discretion. Each Grant shall specify the number of Phantom Shares to be granted to each such Grantee, and shall contain any additional terms and conditions relating to the Phantom Shares not otherwise specified in this Plan and approved by the Board.

4.	VESTING

(a)
Subject to a possible delayed vesting date as set forth in Section 4(c) and the Grantee's continued employment with the Company through the Actual Vesting Date, an Affiliate or Subsidiary, fifty percent (50%) of the Phantom Shares awarded in a Grant (“Performance Vested Phantom Shares”) shall vest as follows:

(i)
On each of the first three (3) Anniversary Dates, Grantee shall vest in a percentage of the Performance Vested Phantom Shares determined by multiplying thirty-three and one-third percent (33.33%) by a fraction, (a) the numerator of which is equal to the Annual Return, provided that any negative Annual Return shall be expressed in the numerator as zero percent (0%) and provided further that the numerator shall not exceed the Threshold Percent, and (b) the denominator of which is equal to the Threshold Percent; and

(ii)
If (a) Grantee vests in thirty-three and one-third percent (33.33%) of the Performance Vested Phantom Shares on any of the second or third Anniversary Dates pursuant to Section 4 (a)(i) of this Agreement, (any such Anniversary Date, together with the fourth and fifth anniversaries of the Date of Grant of the Performance Vested Phantom Shares is referred to herein as a “Makeup Anniversary Date”), (b) the Annual Return as of such Makeup Anniversary Date exceeds the Threshold Percent, and (c) the Grantee vested in less than thirty-three and one-third percent (33.33%) of the Performance Vested Phantom Shares pursuant to Section 4(a)(i) of this Agreement on any of the first through third Anniversary Dates prior to such Makeup Anniversary Date, then Grantee shall vest in an additional number of the Performance Vested Phantom Shares on such Makeup Anniversary Date (such additional number, the “Makeup Phantom Shares ”). The number of Makeup Phantom Shares shall be calculated by (i) multiplying the fraction, expressed as a percentage not to be less than 0% or greater than 100%, where (a) the numerator is the total of all Annual Returns calculated for the current and preceding Anniversary Dates and (b) the denominator is the Threshold Percent times the number of Anniversary Dates to and including the Makeup Anniversary Date times (ii) the maximum number of Performance Vested Phantom Shares in which Grantee can vest as of such Makeup Anniversary Date, and then (iii) subtracting from such product the number of Performance Vested Phantom Shares in which Grantee has previously vested as of such Makeup Anniversary Date. As an example of the foregoing calculation, if the Annual Return for the first Anniversary Date is 5%, the Annual Return for the second Anniversary Date is 12% and the Annual Return for the third Anniversary Date is 22%, there would be no Makeup Phantom Shares vested on the second Anniversary Date (since the Annual Return on that date did not exceed the Threshold Percent), but there would be Makeup Phantom Shares vested on the third Anniversary Date. The number of Makeup Phantom Shares on the third Anniversary Date would be calculated as follows: Step 1: divide (a) the cumulative Annual Returns through the Makeup Anniversary Date (5% plus 12% plus 22% (i.e.39%)) by (b) the cumulative Threshold Percent through the Makeup Anniversary Date (12% times 3 equals 36%), to determine a percentage not to be less than 0% nor greater than 100% (product equals 108.33% thus capped at 100%); Step 2: multiply such percentage (100%) by the maximum number of Performance Vested Phantom Shares in which Grantee can vest as of such Makeup Anniversary Date (55,000 Phantom Shares times 33.33% per year times 3 years), which product equal 55,000 Phantom Shares; Step 3: subtract from that product the number of Performance Vested Phantom Shares in which Grantee has previously vested (7,638 Phantom Shares in year 1, 18,333 Phantom Shares in year 2 and 18,333 Phantom Shares in year 3, for a total of 44,304 Phantom Shares), resulting in a total number of 10,696 Makeup Phantom Shares.

(b)
Subject to a possible delayed vesting date as set forth in Section 4(c) and the Grantee's continued employment with the Company through the Actual Vesting Date, an Affiliate or Subsidiary, the remaining fifty percent (50%) of such Phantom Shares (the “Discretionary Vested Phantom Shares”) shall vest as follows:

(i)
Sixty percent (60%) of the Discretionary Vested Phantom Shares (the “Discretionary Performance Vested Phantom Shares”) shall vest as follows: up to thirty-three and one-third percent (33.33%) of the Discretionary Performance Vested Phantom Shares shall vest on each Anniversary Date, subject to the achievement of individual goals (“Performance Goals”) for the 12-month period immediately preceding each such Anniversary Date, as determined by the Board in its sole discretion following recommendations by the Company's Chief Executive Officer, provided that if the Grantee vests in less than thirty-three and one-third percent (33.33%) of the Discretionary Performance Vested Phantom Shares on any Anniversary Date, the Board may allow the Performance Goals for the 12-month period immediately preceding such Anniversary Date to be carried forward to a future period or periods so that the Grantee has an opportunity to vest in all or a portion of such unvested percentage on one or more future Anniversary Dates up to the fifth (5th) Anniversary Date.

(ii)
The remaining forty percent (40%) of the Discretionary Vested Phantom Shares (the “Board Discretionary Vested Phantom Shares”) shall vest as follows: up to thirty-three and one-third percent (33.33%) of the Board Discretionary Vested Phantom Shares shall vest on each Anniversary Date as determined by the Board in its sole discretion following recommendations by the Company's Chief Executive Office, provided that if the Grantee vests in less than thirty-three and one-third percent (33.33%) of the Board Discretionary Vested Phantom Shares on any Anniversary Date, the Grantee may vest in all or a portion of such unvested percentage on any future Anniversary Date up to the fifth (5th) Anniversary Date, as determined by the Board in its sole discretion.

(c)
Notwithstanding Sections 4(a) and (b), if the Scheduled Vesting Date occurs before the Authorization Date, the Phantom Shares that would otherwise vest on such Scheduled Vesting Date will not vest unless and until the Grantee continues employment with the Company, an Affiliate or Subsidiary through the Authorization Date or, if earlier, the fifth (5th) Anniversary Date. The date on which a Phantom Share vests pursuant to Sections 4(a) and 4(b), after giving effect to the application of this Section 4(c), is referred to herein as an “Actual Vesting Date.”

(d)
Notwithstanding the provisions of Sections 4(a) through 4(c) above, all Phantom Shares awarded in a Grant shall become immediately vested upon the occurrence of a Change in Control. Notwithstanding anything in this Plan to the contrary, in the event that a Phantom Share vesting is accelerated by application of this Section 4(d), the Actual Vesting Date with respect to such Phantom Shares shall be the date immediately preceding the date of the Change in Control.

(e)
Notwithstanding the provisions in Sections 4(a) through 4(c) above, the Board, in its sole discretion, may determine that any or all Phantom Shares awarded in a Grant shall become immediately vested (i) if the Grantee becomes permanently disabled (as determined by the Board), or (ii) if the Grantee dies while in the employ of the Company, an Affiliate or a Subsidiary. Notwithstanding anything in this Plan to the contrary, in the event that a Phantom Share vesting is accelerated by the Board in accordance with this Section 4(e), the Actual Vesting Date with respect to such Phantom Shares shall be the date of the Board action authorizing such acceleration.

5.	FORFEITURE OF PHANTOM SHARES.

Any unvested Phantom Shares shall be forfeited if the Grantee ceases for any reason to be employed by the Company or any Affiliate or Subsidiary at any time prior to such Phantom Shares vesting in accordance with Section 4. For the purposes of this Plan, the Grantee's employment with the Company or an Affiliate or a Subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company, an Affiliate or a Subsidiary, by reason of (i) the transfer of Grantee's employment among the Company and its Affiliates and Subsidiaries, (ii) an approved leave of absence of not more than 90 days, or (iii) the period of any leave of absence required to be granted by the Company under any law, rule, regulation or contract applicable to Grantee's employment with the Company or any Affiliate or Subsidiary.

6.	ADJUSTMENTS.

Unless determined otherwise by the Board, in the event of (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, the number of Phantom Shares that have been issued under the Plan shall be adjusted in the same manner as Common Shares are adjusted. In the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding Grants under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Grants so replaced.

7.	SETTLEMENT OF PHANTOM SHARES.

(a)
As soon as administratively practicable following the Actual Vesting Date pursuant to Section 4, but in no event later than the Short-Term Deferral Deadline, such Phantom Shares will be settled through the payment of cash or, if the Authorization Date shall have occurred, Common Shares as follows:

(i)
If the Authorization Date has occurred on or prior to the Actual Vesting Date, the Company shall settle all Phantom Shares by delivery to a Grantee of one Common Share for each vested Phantom Share held by such Grantee.

(ii)
If the Authorization Date has not occurred on or prior to the Actual Vesting Date, Phantom Shares will be settled in cash, and the Grantee will be entitled to receive a lump sum payment equal to (1) the number of vested Phantom Shares held by the Grantee on such Actual Vesting Date, multiplied by (2) the Phantom Share Value on the Actual Vesting Date.

(b)
Notwithstanding the foregoing, the issuance of Common Shares to settle Phantom Shares shall be delayed in the event the Company reasonably anticipates that the issuance of Common Shares will violate Federal securities laws or other applicable law; provided that such Common Shares will be issued on the earliest date at which the Company reasonably anticipates that issuing the Common Shares will not cause such violation. For purposes of this paragraph, the issuance of Common Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

8.	DIVIDEND EQUIVALENTS.

Each Grantee is entitled to Dividend Equivalent Rights with respect to each Phantom Share held by the Grantee that vests pursuant to Section 4. Dividend Equivalent Rights shall be paid, if at all, in cash at the time cash or Common Shares are distributed in settlement of the Phantom Shares held by the Grantee pursuant to Section 7. Each Dividend Equivalent Right shall terminate as of the date the Phantom Share is settled pursuant to Section 7. Dividend Equivalent Rights shall not be paid to Grantee for any Phantom Shares that do not vest pursuant to Section 4.

9.	TRANSFERABILITY.

Except as otherwise determined by the Board, Phantom Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by Grantee other than by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of Phantom Shares in violation of this section shall be null and void, and the other party to such purported transaction shall not obtain any rights to or interest in the Phantom Shares.

10.	UNFUNDED, UNSECURED OBLIGATIONS.

The obligations of the Company under this Plan and any Grant shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of a Grantee or any other person. A Grantee shall have only the rights of a general, unsecured creditor of the Company with respect to the Phantom Shares, unless and until cash or Common Shares are distributed to such Grantee under the terms and conditions set forth herein and in the Grant Agreement.

11.	WITHHOLDING TAXES.

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Grantee or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Grantee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit.

12.	CODE SECTION 409A

The Company intends that any payments or benefits that a Grantee may become entitled to receive under this Plan be exempt from or comply with Section 409A of the Code and guidance promulgated thereunder. This Plan, and any Grant Agreement issued hereunder, shall be interpreted and administered in accordance with such intent.

13.	ADMINISTRATION OF THE PLAN.

(a)
This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or a subcommittee thereof), as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to such committee or subcommittee.

(b)
The interpretation and construction by the Board of any provision of this Plan or of any Grant Agreement and any determination by the Board pursuant to any provision of this Plan or of any such Grant Agreement shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

14.	NO EMPLOYMENT RIGHTS.

This Plan shall not confer upon any Grantee any right with respect to continuance of employment or other service with the Company or an Affiliate or Subsidiary, nor shall it interfere in any way with any right the Company or any Affiliate or Subsidiary would otherwise have to terminate such Grantee's employment or other service at any time.

15.	AMENDMENT AND TERMINATION OF PLAN.

The Board may from time to time and at any time amend or terminate this Plan in whole or in part; provided, however, that no such action shall adversely affect the terms of any outstanding Grant without the Grantee's consent.

16.	GOVERNING LAW.

The Plan and all grants and Awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

17.	GENERAL PROVISIONS.

(a)
No Grantee shall have any rights as a stockholder under this Plan or a Grant until the date, if any, that he or she is actually recorded as the holder of Common Shares upon the stock records of the Company following the issuance of Common Shares to settle Phantom Shares.

(b)
All notices under this Plan shall be in writing, and if to the Company, shall be delivered to the Secretary of the Company or mailed to its principal office, City National Plaza, 515 South Flower Street, Los Angeles, California 90071, addressed to the attention of the Secretary; and if to a Grantee, shall be delivered personally or mailed to the Grantee at the address appearing in the records of the Company or an Affiliate or Subsidiary. Such addresses may be changed at any time by written notice to the other party.